EXHIBIT 99.1

Superconductor Technologies Reports 2011 Fourth Quarter and Year-End Results

Conductus(R) 2G HTS Wire Development Program Transitioning to Production Capability

AUSTIN, Texas, March 7, 2012 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (Nasdaq:SCON) ("STI"), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reported results for the quarter and year-ended December 31, 2011.

In the fourth quarter, total net revenues were $284,000, reflecting continued weak demand from wireless carriers for STI's 3G data network products. This compared to revenue of $479,000 in the third quarter of 2011 and $789,000 in the fourth quarter of 2010. Net loss for the fourth quarter was $3.1 million, or a loss of $0.10 per share, compared to a net loss of $3.3 million, or a loss of $0.10 per share, in the third quarter of 2011 and a net loss of $3.0 million, or a loss of $0.11 per share, in the fourth quarter of 2010.

"STI continues to achieve technical milestones associated with the economic production of second generation (2G) HTS wire, and we expect to further improve on these industry leading achievements," said Jeff Quiram, STI's president and chief executive officer. "During the first half of 2012, our first two production machines are scheduled to be deployed at our new Advanced Manufacturing Center of Excellence (AMCE) facility in Austin. These machines will enable STI to begin producing our high performance wire templates with systems that will be operationally capable of producing one kilometer lengths. During the second quarter, we are scheduled to install our HTS deposition system that will be capable of producing 100 meter lengths utilizing our long length templates. This capability will prepare STI for the planned deployment in 2013 of remaining equipment that will enable us to deliver the one kilometer lengths of HTS wire that our prospective customers are requesting."

"As announced in January, we have agreed to supply Conductus® wire delivering critical current of greater than 500 amperes per centimeter-width at a temperature of 77 kelvin to a leading HTS power transmission cable provider for a superconducting high power transmission cable demonstration project. Both parties expect that this project will deliver industry leading performance for an HTS power cable application by 2012 year end. We are excited to apply our technology to a project that we expect to set a new industry standard for HTS cable performance. In addition, we believe the successful completion of this project will validate Conductus wire as a compelling cost effective alternative for the power industry," Quiram concluded.

For the full year 2011, total net revenues were $3.5 million, compared to $8.5 million for 2010. The net loss for 2011 was $13.4 million, or a loss of $0.42 per share, compared to a net loss of $12.0 million, or a loss of $0.51 per share, for 2010.

As of December 31, 2011, STI had $6.2 million in cash and cash equivalents. Subsequent to the end of the fourth quarter of 2011, STI received net proceeds of $6.5 million from a registered direct offering of common stock and warrants. STI anticipates the auditor's opinion included in the company's upcoming 10-K for 2011 will, as it did last year, include an explanatory paragraph expressing concern about the company's ability to continue as a going concern due to past losses and negative cash flows. As of December 31, 2011, STI had backlog of $13,000, compared to $4,000 at the end of the third quarter of 2011 and $342,000 at December 31, 2010.

Investor Conference Call

STI will host an investor conference call and simultaneous webcast today, March 7th, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. The call will be accessible live by dialing 1-877-941-0844 at least 10 minutes before the start of the conference. International participants may dial 1-480-629-9835. The conference ID is 4519347. The call will be webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.suptech.com. A telephone replay will be available until midnight ET on March 12th by dialing 1-800-406-7325 or 1-303-590-3030, and entering pass code 4519347. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications, to develop applications for advanced RF wireless solutions and innovative adaptive filtering, and for government R&D. Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com.

The Superconductor Technologies Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; the limited number of potential customers; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; customer acceptance of our HTS wire; fluctuations in product demand from quarter to quarter; the impact of competitive filter products, technologies and pricing; manufacturing capacity constraints and difficulties; our ability to raise sufficient capital to fund our operations (whether through our equity sales agreement, registered direct offerings or otherwise), and the impact on our strategic wire initiative of any inability to raise such funds; the impact of any such financing activity on the level of our stock price; our ability to fully utilize our  equity sales agreement as a source of future financings and the dilutive impact of any sales under such agreement, whether due to market conditions, our ability to satisfy various conditions required to sell shares under the agreement, the sales agent's performance of its obligations under the agreement or otherwise; the impact on the level of our stock price, which may decline, in connection with the sales under the equity sales facility, registered direct offerings or otherwise; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers, such as the current worldwide recession.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2011 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact
Cathy Mattison or Kirsten Chapman
LHA	+1-415-433-3777	invest@suptech.com

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	unaudited		unaudited	audited
Net revenues:
Net commercial product revenues	$ 242,000	$ 647,000	$ 3,416,000	$ 6,548,000
Government and other contract revenues	42,000	142,000	83,000	1,999,000

Total net revenues	284,000	789,000	3,499,000	8,547,000

Costs and expenses:
Cost of commercial product revenue	1,407,000	1,268,000	5,434,000	7,732,000
Cost of government and other contract revenue	40,000	85,000	79,000	1,180,000
Research and development	911,000	1,069,000	5,325,000	5,067,000
Selling, general and administrative	1,329,000	1,346,000	6,322,000	6,684,000

Total costs and expenses	3,687,000	3,768,000	17,160,000	20,663,000

Loss from operations	(3,403,000)	(2,979,000)	(13,661,000)	(12,116,000)

Other Income and Expense
Adjustments to fair value of derivatives	--	--	--	171,000
Interest income	2,000	2,000	22,000	6,000
Other Income	269,000	--	269,000	--
Interest expense	--	(8,000)	(13,000)	(29,000)

Net loss	$ (3,132,000)	$ (2,985,000)	$ (13,383,000)	$ (11,968,000)

Basic and diluted loss per common share	$ (0.10)	$ (0.11)	$ (0.42)	$ (0.51)

Weighted average number of common
shares outstanding	33,688,282	26,430,011	31,824,918	23,344,461

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
ASSETS	Unaudited
Current Assets:
Cash and cash equivalents	$ 6,165,000	$ 6,069,000
Accounts receivable, net	61,000	108,000
Inventory, net	1,609,000	2,230,000
Prepaid expenses and other current assets	472,000	344,000
Total Current Assets	8,307,000	8,751,000

Property and equipment, net of accumulated depreciation of
$19,748,000 and $21,948,000, respectively	2,871,000	1,334,000
Patents, licenses and purchased technology, net of accumulated amortization
of $2,343,000 and $2,494,000, respectively	1,409,000	2,274,000
Other assets	362,000	210,000
Total Assets	$ 12,949,000	$ 12,569,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 534,000	$ 548,000
Accrued expenses	612,000	517,000
Other current liabilities	--	31,000
Total Current Liabilities	1,146,000	1,096,000

Other long term liabilities	628,000	577,000
Total Liabilities	1,774,000	1,673,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized,
564,642 and 611,523 issued and outstanding, respectively	1,000	1,000
Common stock, $.001 par value, 250,000,000 shares authorized,
33,262,281 and 27,217,408 shares issued and outstanding, respectively	33,000	28,000
Capital in excess of par value	262,157,000	248,500,000
Accumulated deficit	(251,016,000)	(237,633,000)
Total Stockholders' Equity	11,175,000	10,896,000

Total Liabilities and Stockholders' Equity	$ 12,949,000	$ 12,569,000

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:	Unaudited

Net loss	$ (13,383,000)	$ (11,968,000)	$ (12,979,000)
Adjustments to reconcile net loss to net cash used for
operating activities:
Depreciation and amortization	805,000	976,000	1,462,000
Stock-based compensation expense	1,563,000	1,159,000	1,212,000
Provision for excess and obsolete inventories	717,000	360,000	282,000
Noncontrolling interest in joint venture	--	--	117,000
Fair value of derivatives	--	(171,000)	171,000
Asset impairment	--	--	521,000
Write off of intangibles	844,000	--	--
Gain on disposal of property and equipment	(269,000)	--	--
Changes in assets and liabilities:
Accounts receivable	46,000	354,000	(107,000)
Inventories	(96,000)	54,000	2,352,000
Prepaid expenses and other current assets	(127,000)	101,000	(147,000)
Patents and licenses	(66,000)	(215,000)	(240,000)
Other assets	(152,000)	5,000	14,000
Accounts payable, accrued expenses and other current liabilities	100,000	(40,000)	(92,000)
Net cash used in operating activities	(10,018,000)	(9,385,000)	(7,434,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,254,000)	(375,000)	(226,000)
Net proceeds from sale of property and equipment	269,000	--	--
Net cash used in investing activities	(1,985,000)	(375,000)	(226,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	(303,000)	(573,000)	--
Net proceeds from sale of common stock	12,402,000	6,037,000	10,456,000

Net cash provided by financing activities	12,099,000	5,464,000	10,456,000
Net increase (decrease) in cash and cash equivalents	96,000	(4,296,000)	2,796,000
Cash and cash equivalents at beginning of year	6,069,000	10,365,000	7,569,000
Cash and cash equivalents at end of year	$ 6,165,000	$ 6,069,000	$ 10,365,000